Exhibit 10.7

2311 East Locust Street Ontario, CA 91761 (626) 802.5416

EMPLOYEE NAME AND ADDRESS

Dear Irving Kau,

We are very pleased to offer you a position as VP of Finance and Head of Investor Relations with Focus Universal Inc. a Nevada corporation (the “Company”). This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

You will be hired as a full-time employee, working 5 days a week, Monday through Friday, effective 11/8/2021, your start date. In your capacity as VP of Finance and Head of Investor Relations, you will perform duties and responsibilities that are reasonable and consistent with such position as may be assigned to you from time to time. You will report directly to the CEO, or another individual designated by the Board of Directors. You agree to devote your full business time, attention, and best efforts to the performance of your duties and to the furtherance of the Company’s interests.

In consideration of your services, you will be paid a salary of $150,000 per year, payable bi-monthly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

In addition, up to 10,000 bonus Management shares will be granted in 2,500 blocks every quarter if any of these three (3) performances metrics are met during employment:

1.	90 Day Volume Weighted Average Stock Price: Increase 20% over previous quarter
2.	Avg 90 trading volume: Increase 15% over previous quarter
3.	Number of Stocktwits watchers: Increase 100% per quarter

After a 12-month period, the Company will conduct and evaluation of your performance. If the Company is satisfied with the performance, the position will be promoted to Chief Financial Officer, and you will receive a $50K increase to your annual salary with an additional 10,000 bonus shares.

If this offer is accepted and you begin employment with the Company, you will be eligible to participate in any benefit plans and programs in effect from time to time, and other fringe benefits as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs. You will be subject to all applicable employment and other policies of Company, as outlined in the Company’s Employment Handbook and elsewhere.

Your employment will be at-will, meaning that you or Company may terminate the employment relationship at any time, with or without cause, with a 30-day written notice.

This offer is contingent upon:

a)                 Verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment. For your convenience, a copy of the I-9 Form’s List of Acceptable Documents is enclosed for your review.

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2311 East Locust Street Ontario, CA 91761 (626) 802.5416

This offer will be withdrawn if any of the above conditions are not satisfied.

You understand and acknowledge that during the course of your employment with Company, you will have access to and learn about confidential, secret and proprietary documents, materials, data and other information, in tangible and intangible form, of and relating to Company and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). You further understand and acknowledge that this Confidential Information and the Company’s ability to reserve it for its exclusive knowledge and use is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by you will cause irreparable harm to Company For purposes of this offer letter, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to Company in confidence. Any Confidential Information developed by you in the course of your employment by the Company will be subject to the terms and conditions of this offer letter.

By accepting this offer you agree and covenant: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information; and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the your duties to the Company or with the prior consent of an authorized officer of the Company. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. You will provide written notice of any such order to an authorized officer of the Company immediately after receiving such order, to permit the Company to contest the order or seek confidentiality protections.

Your confidentiality obligations will start immediately upon you first having access to Confidential Information (whether before or after your start date) and shall continue during and after your employment by the Company until the Confidential Information becomes public knowledge other than as a result of your breach of this offer letter.

Because of the Company’s legitimate business interest and the good and valuable consideration offered to you, during the term of your employment and for twelve months, to run consecutively, beginning on the last day of your employment with the Company, for any reason or no reason and whether employment is terminated at your option or at the Company’s option, you agree and covenant not to engage in any Prohibited Activity. For purposes of this letter, “Prohibited Activity” is an activity in which you use the Confidential Information, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to benefit an entity. Prohibited Activity also includes an activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information. Nothing herein prohibits you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation. This paragraph does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

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2311 East Locust Street Ontario, CA 91761 (626) 802.5416

Further, pursuant to the Defend Trade Secrets Act of 2016, you understand that:

An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

You acknowledge and agree that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, created, prepared, produced, authored, edited, amended, conceived or reduced to practice by you individually or jointly with others during the period of your employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company.

You further acknowledge that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, you hereby irrevocably assign to Company, for no additional consideration, your entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.

To the extent any copyrights are assigned, you hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

This offer and your acceptance of the same does not, and shall not be construed to, grant you any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to you by the Company.

By accepting this offer you agree (a) to comply with all Company security policies and procedures as in force from time to time, including without limitation, those regarding computer equipment, telephone systems, facilities access, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the your employment by the Company. Upon (a) termination of the your employment or (b) the Company’s request at any time during the your employment, you shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, network access devices, computers, smartphones, equipment, manuals, reports, files, work product, e-mail messages, recordings, disks, other removable information storage devices, hard drives, and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in your possession or control, whether they were provided to you by the Company or any of its business associates or created by you in connection with your employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the your possession or control, including those stored on any non-Company devices, networks, storage locations, and media in your possession or control.

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2311 East Locust Street Ontario, CA 91761 (626) 802.5416

By accepting this offer, you confirm that you are able to accept this job; the obligations set forth above and to carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Company If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

This offer letter contains all of the understandings and representations between you and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

All of us at Company are excited at the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me.

I look forward to hearing from you.

Yours sincerely,

Signed /s/ Desheng Wang

Desheng Wang, CEO

On behalf of Focus Universal Inc.

Irving Kau

Signed /s/ Irving Kau

Date: November 3, 2021

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